EXHIBIT 5



     March 20, 2000




Ladies and Gentlemen:

     I am the General Counsel of Quixote Corporation (the "Company"), a Delaware corporation, and I am rendering this opinion in connection with the preparation of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration under the Act of 385,000 shares (the "Shares") of the Common Stock, par value $.01-2/3 per share, of the Company to be issued pursuant to the Company's 1991 Directors Stock Option Plan, as amended, and the 1993 Long-Term Stock Ownership Incentive Plan, as amended (the "Plans").

     In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as deemed necessary to examine for purposes of this Opinion, including but not limited to the Restated Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the form of award agreements for the Plans, resolutions of the Board of Directors of the Company and the Plans.

It is my opinion that, when issued and paid for in accordance with the Plans, the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/Joan R. Riley

                                      Joan R. Riley Esq.
                                      General Counsel

JRR: mw